Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 1155 Canyon Blvd., Suite 400 Boulder, CO 80302 O: 303-256-5900 F: 866.974.7329

April 24, 2026

OnKure Therapeutics, Inc.

6707 Winchester Cir. #400,

Boulder, CO 80301

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3 (the “Registration Statement”), filed by OnKure Therapeutics, Inc., a Delaware corporation (the “Company”), with the United States Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the offer and resale of an aggregate of 36,144,595 shares (the “Shares”) of the Company’s Class A common stock, $0.0001 par value per share (the “Common Stock”). All of the Shares are being registered for resale on behalf of certain stockholders of the Company, including their transferees, pledgees or donees or their respective successors (the “Selling Stockholders”), pursuant to a Registration Rights Agreement, dated March 27, 2026, by and among the Company and the Selling Stockholders. The Shares consist of (i) 26,713,638 outstanding shares of Common Stock (the “Common Shares”) that are held by certain of the Selling Stockholders and (ii) 9,430,957 shares of Common Stock issuable upon the exercise of outstanding pre-funded warrants (the “Warrants”) to purchase shares of Common Stock (the “Warrant Shares”) that are held by certain of the Selling Stockholders.

We have acted as counsel for the Company in connection with the registration of the Shares for offer and resale. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering the opinions and statements set forth below. In rendering the opinions and statements expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In addition, we have reviewed originals or copies of such corporate records of the Company, certificates of public officials, a certificate of an officer of the Company as to factual matters and such other documents which we consider necessary or advisable for the purpose of rendering the opinions set forth below. We have not independently established the facts stated therein.

In our examination, we have assumed: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (d) the due authorization, execution and delivery of all documents by all persons other than the Company and (e) the legal capacity of all natural persons. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

AUSTIN  BOSTON  BOULDER  BRUSSELS  HONG KONG  LONDON  LOS ANGELES  NEW YORK  PALO ALTO

SALT LAKE CITY  SAN DIEGO  SAN FRANCISCO  SEATTLE  SHANGHAI  WASHINGTON, DC  WILMINGTON, DE

We express no opinion as to any matter relating to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion, that:

(1)	The Common Shares have been duly authorized and are validly issued, fully paid and nonassessable.

(2)	The Warrant Shares have been duly authorized and, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation